Exhibit 99.1

Apogee Therapeutics Expands Board of Directors with the Appointment of Lisa Bollinger, MD

San Francisco, CA and Waltham, MA, May 28, 2024 – Apogee Therapeutics, Inc. (Nasdaq: APGE), a clinical-stage biotechnology company advancing differentiated biologics for the treatment of atopic dermatitis, chronic obstructive pulmonary disease (COPD) and other inflammatory and immunology (I&I) indications, today announced that Lisa Bollinger, MD, has been appointed to the company’s board of directors. Dr. Bollinger most recently served as Vice President, Regulatory Affairs, Global Regulatory Affairs and Clinical Safety (GRACS) at Merck, where she led the general medicine therapeutic area in regulatory affairs. Dr. Bollinger’s over 30 years of experience in drug development, with deep regulatory experience gained both within the U.S. FDA and multinational biotechnology and pharmaceutical companies contributed to the Apogee board of directors’ selection decision.

“With extensive experience in the pharmaceutical and regulatory industries, coupled with her background as a practicing pediatric physician, Lisa brings an impressive skill set to our board of directors,” said Michael Henderson, MD, Chief Executive Officer of Apogee. “We have several exciting milestones ahead at Apogee in 2024 with two programs now in clinical development and a third expected in the second half of the year. Lisa’s history of leading the advancement of novel products and overseeing regulatory and safety functions will provide critical insights to our team as we advance through the clinic and towards potential future approvals, and we are thrilled to welcome her to our board.”

“Lisa has had an impressive career in diverse functions across the healthcare industry, making her an ideal addition to the Apogee board of directors,” said Mark McKenna, Chairman of the board of directors. “I am looking forward to partnering with her, leveraging her unique insights into regulatory intricacies from her time at the FDA, and clinical expertise from her pharma tenure at Merck and Amgen. This is an exciting time for Apogee, and we have built a strong leadership team and board to lead the company through this transformative phase.”

Prior to Merck, Dr. Bollinger spent nearly 10 years with Amgen, where she held roles of increasing responsibility, primarily focusing on global regulatory affairs and safety, with a particular focus on pediatrics. In her most recent role, Dr. Bollinger served as Vice President, Global Patient Safety & Pediatrics, and Labeling Global Regulatory Affairs & Safety (GRAAS), Research and Development. Before Amgen, she spent 12 years in various roles at the U.S. Food and Drug Administration, including within the Division of Pediatric Drug Development, the Office of Counterterrorism and the Center for Drug Evaluation and Research. For six years, she held the position of Associate Director, Office of New Drugs within CDER and oversaw the pediatric and maternal health staff. Earlier, Dr. Bollinger spent time as a staff pediatrician at several hospitals within the National Health Service Corp, United States Public Health Service. She also served as an Adjunct Professor of Pediatrics at the Uniformed Services University of the Health Sciences and has published numerous books and publications. Dr. Bollinger holds an M.D. from the Uniformed Services University of the Health Sciences F. Edward Hebert School of Medicine and a B.S. in physiology from the University of California, Davis.

“I have been impressed by the rapid progress Apogee has made in advancing its differentiated pipeline of programs for diseases with high unmet need, including atopic dermatitis, asthma and COPD,” said Dr. Bollinger. “These indications involve patient populations that could greatly benefit from improved therapies with potentially greater efficacy and less frequent dosing regimens, particularly in the pediatric population, and the pipeline lends itself to first-in-class combination approaches. I am excited to partner with this exceptional team and board of directors to advance programs that I strongly believe could offer a number of advantages over today’s standard of care options.”

About Apogee

Apogee Therapeutics is a clinical-stage biotechnology company seeking to develop differentiated biologics for the treatment of atopic dermatitis (AD), chronic obstructive pulmonary disease (COPD), asthma and other inflammatory and immunology indications with high unmet need. Apogee’s antibody programs are designed to overcome limitations of existing therapies by targeting well-established mechanisms of action and incorporating advanced antibody engineering to optimize half-life and other properties. The company’s two most advanced programs are APG777 and APG808, which are being initially developed for the treatment of AD and COPD, respectively. Based on a broad pipeline and depth of expertise, the company believes it can deliver value and meaningful benefit to patients underserved by today’s standard of care. For more information, please visit www.apogeetherapeutics.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding: our expectations regarding plans for our current and future product candidates and programs, and our plans for our current and future clinical trials. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Apogee believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Apogee’s filings with the U.S. Securities and Exchange Commission (the SEC)), many of which are beyond the company’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility, expectations regarding the initiation, progress, and expected results of our preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of our clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in our Quarterly Report on 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 13, 2024, and subsequent disclosure documents we may file with the SEC. Apogee claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Apogee expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Noel Kurdi

VP, Investor Relations

Apogee Therapeutics, Inc.

Noel.Kurdi@apogeetherapeutics.com

Media Contact:

Dan Budwick

1AB

dan@1abmedia.com